EXHIBIT 4(pp)

DATED 20 December 2002

(1) PCCW INTERNATIONAL LIMITED

-and-

(2) SIR DAVID FORD

_____________________

SERVICE AGREEMENT
______________________

THIS AGREEMENT

BETWEEN:

(1)   PCCW International Limited (trading as PCCW Europe), a company incorporated in Hong Kong and whose registered place of business in the United Kingdom is at Third Floor, 78 Brook Street, London, W1Y 1YD ("the Company"); and

(2)    SIR DAVID FORD of Culverwell Farm, Branscombe, Devon, EX12 3DA, England ("the Executive").

NOW IT IS HEREBY AGREED as follows:

1.     Definitions

1.1   In this Agreement:

(a)     the following expressions have the following meanings:

"the Board"             means the Board of Directors of the Company for the time being or any committee duly appointed by the Board of Directors

"the Employment"  means the Executive's employment on the terms set out in this Agreement

"the Group"             means the Company and the Group Companies

"Group Company"  means any firm, company, corporation or other organization:-

(i)   which is directly or indirectly controlled by the Company; or

(ii)  which directly or indirectly controls the Company; or

(iii) which is directly or indirectly controlled by a third party who also directly or indirectly controls the Company; or

(iv) of which the Company or any other Associated Company owns or has a beneficial interest in 20% or more of the issued share capital or 20% or more of its capital assets; or

(v) which is the successor in title or assign of the firms, companies, corporations or other organizations referred to above.

(b)    references to clauses, sub-clauses and schedules are unless otherwise stated to clauses and sub-clauses of and schedules to this Agreement;

(c)    the headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

2.     Appointment

2.1   The Company shall employ the Executive and the Executive agrees to act as Chairman, PCCW (Europe) on and subject to the terms and conditions specified in this Agreement. The Company also reserves the right to require the Executive to carry out the duties of another position of equivalent status either in addition to or instead of his duties as Chairman, PCCW (Europe).

3.    Duration of the Employment

3.1  The Employment shall commence on 1 January 2003 for a period of three years and, subject to Clause 15, shall continue until terminated by either party giving to the other not less than six months' notice in writing. The Executive's period of continuous employment will also begin on 1 January 2003. No previous employment with any other employer shall be treated as continuous with the Employment.

3.2   The Executive represents and warrants that he is not bound by or otherwise subject to any court order, agreement, arrangement or undertaking which may in any way restrict or prohibit him from entering into this Agreement or from performing his duties under this Agreement on the terms and conditions contained in this Agreement.

3.3   The Executive confirms that he has disclosed fully to the Company all circumstances in respect of which there is or might be a conflict of interest between the Company or any Group Company and the Executive and he agrees to disclose fully any such circumstances which may arise during the Employment.

4.      Hours and Place of Work

4.1   The Executive shall work such hours as are necessary for the proper performance of his duties. The Executive is not entitled to additional remuneration for hours worked in excess of normal working hours. The Executive agrees that the limit on working time set out in the Working Time Regulations 1998 shall not be applicable to the Employment and further agrees that if the Executive wishes such limit to apply to the Employment he will give the Company not less than three months' notice that this is the case. There is a no-smoking rule in the Company's offices and car parking is currently not available on the Company's site.

4.2    The Executive's place of work will be at the Company's offices in London but the Company may require the Executive to work at any place within the United Kingdom on either a temporary or an indefinite basis.

4.3    The Executive agrees to undertake any domestic or international travel deemed necessary by the Company for the performance of his duties. This may include periods of employment overseas of over one month in duration.

5.      Scope of the Employment

5.1     The Executive shall:

(a)   report to the Chairman and Chief Executive of PCCW;

(b)   devote the whole of his time, attention and skill as may reasonably be required to the performance of his duties;

(c)   faithfully and diligently perform such duties and exercise such powers consistent with his senior status/position as may from time to time be assigned to or vested in him by the Board;

(d)   use his best endeavours to promote and protect the interests of the Group and shall not do anything which is harmful to those interests;

(e)   obey the reasonable and lawful directions of the Board;

(f)   comply with all the Company's rules, regulations, policies and procedures from time to time in force;

(g)   keep the Board at all times promptly and fully informed (in writing if so requested) of his conduct of the business of the Company and any Group Company and provide such explanations in connection therewith as the Board may require

(h)    perform duties for any Group Company if so required by the Board.

5.2    The Executive shall not:

(a)   at any time during the Employment be employed or engaged by or in or provide services to (whether as an employee, officer, director, agent, partner or otherwise) any business other than that of the Company or of any Group Company without consent in writing being given by the Board;

(b)   have any direct or indirect financial interest in any business entity which in any way is in a similar field to the Company or to any Group Company or which is a client of the Company or a Group Company. Nothing in this clause shall preclude the Executive from holding any shares or loan capital (not exceeding five per cent of the share or loan capital of the class concerned for the time being in issue) in any company whose shares are listed or dealt in on a recognized Stock Exchange.

5.3   The Company reserves the right to suspend all or any of the Executive's duties and powers on such terms as it considers expedient (including a term that the Executive shall not attend at the Company's premises) PROVIDED THAT throughout any such period of suspension the Executive shall continue to receive his normal salary and other contractual benefits to which he is entitled under this Agreement but excluding any bonus/ commission/share of profit and provided further throughout any such period of suspension the Executive shall remain fully bound by all duties of fidelity (including but not limited to duties with regard to confidential information) to which he was subject under the terms of this Agreement or by general law prior to the commencement of such period. The Company shall be under no obligation to assign any duties to the Executive and shall be entitled to exclude him from its premises.

5.4   The Company shall be at liberty to appoint any other person or persons to act jointly with the Executive in any position to which he may be assigned from time to time.

5.5   The Company may at its sole discretion transfer this Agreement to any Group Company at any time.

6.     Remuneration

6.1   The Company shall pay to the Executive a basic salary at the rate of £ 166,680 per annum, payable by credit transfer in equal monthly installments in arrears, less tax and national insurance contributions. The Board will review the Executive's salary annually but the Executive shall have no entitlement to a salary increase in any year.

6.2  The Executive may be entitled to participate in the Pacific Century CyberWorks Limited Share Option Scheme whereby, subject to the approval of the Option Committee, he shall be granted 10,000,000 share options ("Share Options") in respect of the shares in PCCW within six months from the commencement of employment. The number of share options to be granted may be adjusted in accordance with the share consolidation rules of PCCW that may take effect in future. The entitlement to the Share Options is subject to the terms of the relevant share option scheme from time to time.

These Share Options shall be granted at an exercise price equivalent to the highest of (i) the share market closing price on the date of the grant or (ii) the average share market closing price of the five business days immediately prior to the date of grant or (iii) the nominal value of a share on the date of grant. Provided the Executive remains in the Company's employ and no notice of termination is given or received, he is entitled to vest one-third of the total PCCW Share Options after each of the first, second and third anniversaries of the option grant date. The duration of the PCCW Share Options is ten years from the date of grant.

Further details of the share option grant will be covered in the option grant letter to be issued separately at a later date.

6.3   The remuneration specified in Clause 6.1 shall represent the entire remuneration and/or fees to which the Executive may be entitled as a director and/or employee of the Company or any Group Company. Any directors fees received by the Executive from the Company or any Group Company in addition to the remuneration specified in Clause 6.1 shall be deemed to be received by the Executive as a trustee for the Company (or the Group Company where relevant) and the Executive agrees to repay any such fees received to the Company (or relevant Group Company) forthwith upon receipt.

7.     Expenses

7.1  The Company shall reimburse the Executive in respect of all expenses reasonably incurred by him in the proper performance of his duties, subject to the Executive providing such receipts or other evidence as the Company may require.

7.2   The Company shall reimburse the Executive in respect of subscription to one professional and similar body where the Company in its discretion considers such membership to be beneficial to the Company.

7.3   Where the Executive is travelling in the proper performance of his duties, his entitlement on business travel shall be business class. For flights with duration of over ten hours, where there are no beds available in business class, the entitlement shall be first class.

8.     Deductions

8.1   For the purposes of the Employment Rights Act 1996, sections 13-27, the Executive hereby authorises the Company to deduct from his salary and/or any other sums due to him under this Agreement any sums due from him to the Company including, without limitation, the Executive's pension contributions (if any), any overpayments, loans or advances made to him by the Company, the cost of repairing any damage or loss to the Company's property caused by him (and of recovering the same), excess holiday and any other monies owed by him to the Company.

9.     Holidays

9.1   The Executive shall be entitled to 12 working days' paid holiday in each holiday year (being the period from 1 January to 31 December) in addition to all bank holidays. The Executive may only take his holiday at such times as are agreed with the Board.

9.2   In the respective holiday years in which the Employment commences or terminates, the Executive's entitlement to holiday shall accrue on a pro-rata basis up to the last day of service during the relevant year.

9.3    If, on the termination of the Employment, the Executive has exceeded his accrued holiday entitlement, an amount in respect of the excess may be deducted from any sums due to him calculated on the same basis as in Clause 9.2. If the Executive has any unused holiday entitlement, the Company may either require the Executive to take such unused holiday during any notice period or make payment in lieu thereof excluding commission or bonus (if any).

9.4   Holiday entitlement for one holiday year may not be taken in subsequent holiday years. Failure to take holiday entitlement in the appropriate holiday year will lead to forfeiture of any accrued holiday not taken, without any right to payment in lieu thereof.

9.5   The Executive should fill in a holiday form and if approved by the Board, copy the form to Human Resources and reception.

10.   Sickness Benefits

10.1  The Company shall continue to pay the Executive's basic salary during any period or periods of absence on medical grounds in accordance with Clause 10.2 below provided that the Executive shall from time to time if required:

(a)   supply the Company with medical certificates covering any period of sickness or incapacity exceeding seven days (including weekends); and

(b)   undergo at the Company's expense a medical examination by a doctor appointed by the Company and the Company has the right of disclosure of the results of any such medical examination.

10.2  During any rolling period of 24 months, the following payments will be made in accordance with Clause 10.1:

(a)   for the first four months' absence in aggregate, full basic salary; and

(b)   for the fifth month's absence in aggregate, four fifths basic salary

(c)   for the sixth month's absence in aggregate, half basic salary

10.3 Payment of the Executive's salary pursuant to Clause 10.2 shall be inclusive of any Statutory Sick Pay to which the Executive may be entitled. When calculating the Executive's normal salary, deductions will be made for any State sickness or other benefits due to the Executive, as well as normal deductions for tax and National Insurance.

10.4 If the Executive is sick during any period of holiday leave, he may request that this period of illness be counted against any sickness benefit rather than his holiday entitlement. Any such requests should be made promptly and a medical certificate from a doctor must be produced.

10.5 Once entitlement to salary under Clause 10.1 lapses, the Executive shall have no right to any benefit or emolument from the Company. Any outstanding or prospective entitlement to Company Sick Pay, private medical insurance cover or long-term disability benefits shall not prevent the Company from exercising its right to terminate the Employment in accordance with Clauses 3 or 15 hereof or otherwise and the Company shall not be liable for any loss arising from such termination.

10.6 If the Executive's absence shall be occasioned by the actionable negligence of a third party in respect of which damages are recoverable, then all sums paid by the Company shall constitute loans to the Executive, who shall:

(a)   forthwith notify the Company of all the relevant circumstances and of any claim, compromise, settlement or judgement made or awarded in connection therewith; and

(b)   if the Company so requires, refund to the Company such sum as the Company may determine, not exceeding the lesser of:

(i) the amount of damages recovered by him under any compromise, settlement or judgement; and

(ii) the sums advanced to him by the Company in respect of the period of incapacity.

11.   Pension

11.1 The Executive will be eligible for the Company pension scheme once established subject to the terms and conditions of such scheme from time to time in force. The Company reserves the right not to establish a pension scheme or to terminate its participation in such a scheme or to substitute another scheme whether or not providing for different benefits for any such scheme from time to time.

Alternatively, the Company may at its discretion choose to make contribution to the Executive's personal pension scheme in lieu of the Company pension scheme at the same contribution level as that of the Company pension scheme.

12.   Other Benefits

12.1 The Executive shall participate in such health care schemes as the Company shall establish and maintain in the UK from time to time subject to the terms and conditions of such schemes from time to time in force. The Company reserves the right to terminate or substitute other scheme(s) for such scheme(s) or amend the scale of benefits of such scheme(s) including the level of benefits from time to time. If any scheme provider (including but not limited to any insurance company) refuses for any reason (whether based on its own interpretation of the terms of the insurance policy or otherwise) to provide any benefits to the Executive, the Company shall not be liable to provide any such benefits itself or any compensation in lieu thereof.

12.2 Any actual or prospective loss of entitlement to health cares schemes insurance benefits shall not limit or prevent the Company from exercising its right to terminate the Employment in accordance with Clauses 3 or 15 hereof or otherwise and the Company shall not be liable for any such loss.

13.   Taxation

13.1  For the avoidance of doubt, the Executive shall be liable for all taxes that may be due to him in United Kingdom from his remuneration, including salary, bonuses, granting and exercise of share options, share grants and benefits.

14.   Confidential Information and Company Documents

14.1 During the Employment (except in the proper performance of his duties) or at any time (without limit) after the termination of the Employment directly or indirectly, the Executive:

(a)   shall not divulge or communicate to any person, company, business entity or other organization;

(b)   shall not use for his own purposes or for any purposes other than those of the Company or any Group Company;

(c)   shall not through any failure to exercise due care and diligence, cause any unauthorized disclosure of, and

(d)   shall use all reasonable endeavours to avoid the improper disclosure by any other person of,

any trade secrets or Confidential Information relating to the Company or any Group Company but so that these restrictions shall cease to apply to any disclosures required by law and any information which shall become available to the public generally otherwise than by way of unauthorised disclosure.

14.2 "Confidential Information" shall include details of suppliers and their terms of business, details of customers and their requirements, the prices charged to and terms of business with customers, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, details of employees and officers and of the remuneration and other benefits paid to them, information relating to research activities, inventions, secret processes, designs, formulae and product lines, programming, software, distribution channels, franchises, investors, sponsors, advertisers, market research, any information which the Executive is told is confidential or which he might reasonably expect the Company would regard as confidential and any information which has been given to the Company or any Group Company in confidence by customers, suppliers or other persons.

14.3 All notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Executive or otherwise) relating to the business of the Company or any Group Company (and any copies of the same):

(a)   shall be and remain the property of the Company or the relevant Group Company; and

(b)   shall be handed over by the Executive to the Company or to the relevant Group Company on demand and in any event on the termination of the Employment.

15.    Termination

15.1   Notwithstanding the terms of Clause 3 above, the Employment may be terminated by the Company without notice or payment in lieu of notice if the Executive shall at any time:

(a)   be guilty of fraud, dishonesty, serious misconduct or gross incompetence;

(b)   commit a serious or persistent breach or neglect of the Executive's duties under this Agreement;

(c)   refuse or neglect to comply with any lawful order given to the Executive by the Company; or

(d)   be guilty of misconduct inconsistent with the due and faithful discharge of the Executive's duties; or

(e)  act in any manner (whether in the course of his duties or otherwise) which brings the Executive, the Company or any Group Company into disrepute or seriously prejudices the interests of the Company or any Group Company;

(f)   be convicted of an indictable offence; or

(g)  become bankrupt, apply for or have made against him a receiving order under section 286 of the Insolvency Act 1986, or have any order made against him to reach a voluntary arrangement as defined by Section 253 of that Act; or

(h)   be or become prohibited by law from being a director; or

(i)    be or become of unsound mind

Any delay by the Company in exercising such right of termination shall not constitute a waiver thereof.

15.2 The Company shall have the right to suspend the Executive (on full pay) pending any investigation into any potential dishonesty, gross misconduct or any other circumstances which may give rise to a right for the Company to terminate the Employment pursuant to Clause 14.1 above.

15.3 The termination of the Employment shall be without prejudice to any right the Company may have in respect of any breach by the Executive of any of the provisions of this Agreement which may have occurred prior to such termination.

15.4 The Executive agrees that he will not at any time after the termination of the Employment represent himself as still having any connection with the Company or any Associated Company, save as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements.

15.5 The Company reserves the right at any time to terminate the Employment with immediate effect by paying to the Executive a sum equal to his basic salary for the relevant period of notice and excluding any bonus/commission/share of profit and any other emolument referable to the Employment. The Executive's entitlement to stock options (if any) on the termination of his employment shall be governed by the rules of the relevant Share Option Scheme. The Company may exercise this right regardless of whether or by whom notice under Clause 3.1 has been given and in respect of the whole or the balance of the notice period which would otherwise be required under that clause. For the avoidance of doubt, the Executive shall have no entitlement to such payment, or payments unless and until the Company notifies the Executive in writing of its decision to make such payment(s) to him.

15.6 The giving of any period of notice of termination under Clause 3.1 (whether given by the Company or the Executive), does not limit the Company's right to suspend any of the Executive's duties and powers under Clause 5.3. In addition, or alternatively, the Company may, during the whole or part of such period of notice, require the Executive to perform duties or to perform no duties (including any modified duties arising from an exercise by the Company of its rights under Clause 5.3) at such locations as the Company may require consistent with Clause 4.2. Throughout any such period of suspension or amendment, the Executive shall continue to receive his normal salary and other contractual benefits to which he is entitled under this Agreement but excluding any bonus/ commission/share of profit.

15.7 On the termination of the Employment (or on either the Company or the Executive having served notice of such termination), the Executive shall:

(a)   at the request of the Company resign from office as a Director of the Company and all offices including any directorship held by him in any Group Company forthwith without compensation for loss of office and shall transfer without payment to the Company or as the Company may direct any qualifying shares provided by it, provided however that such resignation shall be without prejudice to any claims which the Executive may have against the Company or any Group Company arising out of the termination of the Employment; and

(b)   immediately transfer to the Company all materials within the scope of Clause 14.3 and all credit cards, motor-cars, car keys and other property of or relating to the business of the Company or of any Group Company which may be in his possession or under his power or control, and if the Executive should fail to do so the Company is hereby irrevocably authorized to appoint some person in his name and on his behalf to sign any documents and do any things necessary or requisite to give effect thereto.

16.    Copyright. Inventions and Patents

16.1 All records, documents, papers (including copies and summaries thereof) and other copyright protected works made or acquired by the Executive in the course of the Employment shall, together with all the worldwide copyright and design rights in all such works, be and at all times remain the absolute property of the Company.

16.2 The Executive hereby irrevocably and unconditionally waives all rights granted by Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 that vest in him (whether before, on or after the date hereof) in connection with his authorship of any copyright works in the course of his employment with the Company, wherever in the world enforceable, including without limitation the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment,

16.3 The Company and the Executive acknowledge and accept the provisions of Sections 39 to 42 of the Patents Act 1977 ("the Act") relating to the ownership of employees' inventions and the compensation of employees for certain inventions respectively.

16.4 The Executive acknowledges and agrees that, by virtue of the nature of his duties and the responsibilities arising, he has a special obligation to further the interests of the Company within the meaning of Section 39(l)(b) of the Act.

16.5 Any invention, development, process, plan, design, formula, specification, programme or other matter or work whatsoever (collectively "the Inventions") made, developed or discovered by the Executive, either alone or in concert, during the course of the Executive's duties of employment for the Company shall forthwith be disclosed to the Company and, subject to Section 39 of the Act, shall belong to and be the absolute property of the Company.

16.6 With respect to those rights in the Inventions which do not belong to the Company pursuant to Clause 16.5 but which were made (wholly or partly, either alone or in concert) using the Company's equipment, or (wholly or partly, either alone or in concert) using information obtained during the course of the Executive's employment, or else are Inventions which are or may be relevant to or related to the Company's existing or future business (collectively "Executive Rights"), the Executive at the request and cost of the Company (and notwithstanding the termination of his employment) shall forthwith license or assign (as determined by the Company) to the Company the Executive Rights and shall deliver to the Company all documents and other materials relating to the Inventions. The Company shall pay to the Executive such compensation for the licence or assignment as the Company shall determine in its absolute discretion, subject to Section 40 of the Act.

16.7 The Executive shall at the request and cost of the Company (and notwithstanding the termination of his employment) sign and execute all such documents and do all such acts as the Company may reasonably require:-

(a)   to apply for and obtain in the sole name of the Company alone (unless the Company otherwise directs) patent, registered design, or other protection of any nature whatsoever in respect of the Inventions in any country throughout the world and, when so obtained or vested, to renew and maintain the same;

(b)   to resist any objection or opposition to obtaining, and any petitions or applications for revocation of, any such patent, registered design or other protection;

(c)   to bring any proceedings for infringement of any such patent, registered design or other protection; and

(d)   otherwise to give effect to the assignments, waivers and licences contemplated under this Clause 16.

16.8 The Company shall decide, in its sole discretion, when and whether to apply for patent, registered design or other protection in respect of the Inventions and reserves the right to work any of the Inventions as a secret process in which event the Executive shall observe the obligations relating to confidential information which are contained in Clause 14 of this Agreement.

17.   Restrictive Covenants

17.1  In relation to the restrictions set out in this Clause 17:

(a)  "Relevant Business" means any business or commercial activity undertaken by the Company at the Relevant Date including, without limitation, the research into, development, manufacture, supply, sale, provision or marketing of any services or goods by the Company with which the Executive was involved to a material degree at any time in the 12 months immediately preceding such date;

(b)   "Relevant Customer" means any person, firm, company or other organization who or which at any time in the period of 12 months immediately preceding the Relevant Date was a customer or client of, or who had regular dealings with, the Company and with whom or which the Executive had contact or about whom or which the Executive obtained confidential information during the Employment;

(c)   "Relevant Employee" means any person who, at the Relevant Date, was employed by the Company at a senior level and with whom the Executive had material contact or dealings in performing the duties of his employment and who could cause material loss or damage to the Company if he was to be employed in any business competing or seeking to compete with any Relevant Business; and

(d)  "Relevant Date" means the earliest date on which (i) the Executive ceased to carry out productive work for the Company under Clause 15.6 of this Agreement or (ii) the date on which any period of suspension of the Executive's duties and power in clause 5.3 where such period continues without interruption through to the date on which the Executive's employment with the Company terminates or (iii) the date on which the Executive's employment with the Company terminates.

(e)    "Prohibited Area" means

(i)    the United Kingdom;

(ii)   any other country in the world where, on the Relevant Date, the Company develops, sells, supplies, manufactures or researches its products or services or where the Company is intending within three months following the Relevant Date to develop, sell, supply, manufacture or research its products or services and in respect of which the Executive has been responsible (whether alone or jointly with others), concerned or active on behalf of the Company during any part of the twelve months immediately preceding the Relevant Date.

17.2 The Executive agrees that he or his agent will not (without the consent in writing of the Board), for a period of 12 months immediately after the Relevant Date, solicit, assist in soliciting or seek to entice away from the Company the business or trade of a Relevant Customer with the intention of supplying goods or services to that Relevant Customer so as to compete or seek to compete with any Relevant Business.

17.3 The Executive agrees that he or his agent will not (without the consent in writing of the Board), for a period of 12 months immediately after the Relevant Date, supply goods or services to, facilitate the acceptance of orders from, or otherwise have business dealings with any Relevant Customer on his own behalf in competition with any Relevant Business or on behalf of any other person, firm, company or other organization which is or seeks to be in competition with any Relevant Business.

17.4 The Executive agrees that he or his agent will not (without the consent in writing of the Board), for a period of 12 months immediately after the Relevant Date, for his benefit in competition with any Relevant Business or on behalf of any business, entity or organization which is or seeks to be in competition with any Relevant Business, offer employment to or in any way entice away a Relevant Employee from the Company.

17.5 The Executive agrees that he or his agent will not (without the consent in writing of the Board), for a period of six months immediately after the Relevant Date within the Prohibited Area, be engaged in, perform services in respect of or otherwise be concerned in any capacity in any business, firm, organization or entity which is or seeks to be in competition with any Relevant Business.

17.6 Following termination of this Agreement, the Executive shall not in any way hold himself out or permit himself to be held out as being interested in or in any way connected with the business of the Company.

17.7 Nothing in this clause shall prevent the Executive from being engaged in or by, or from participating in, any business or entity to the extent that any of its or his activities for such business or entity shall relate solely matters of a type with which the Executive was not materially concerned in the 12 months immediately preceding the Relevant Date.

17.8 The restrictions set out in this Clause 17 shall apply whether the Executive acts for his own benefit or on behalf of any company, other organization or person and whether he acts directly or indirectly.

17.9 The provisions of Clauses 17.10 and 17.11 below shall only apply in respect of those Group Companies (i) to whom the Executive gave his services, or (ii) for whom he was responsible, or (iii) with whom he was otherwise concerned, in the 12 months immediately preceding the Relevant Date.

17.10 Clauses 17.1 to 17.8 and Clause 17.12 of this Agreement shall apply as though references to the "Group Company" were substituted for references to the "Company". The obligations undertaken by the Executive pursuant to these clauses shall, with respect to each Group Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Group Company.

17.11 In relation to each Group Company referred to in Clauses 17.9 and 17.10 above, the Company contracts as trustee and agent for the benefit of each such Group Company. The Executive agrees that, if required to do so by the Company, he will enter into covenants in the same terms as those set out in Clauses 17.1 to 17.8 hereof directly with all or any of such Group Companies, mutatis mutandis. If the Executive fails, within seven days of receiving such a request from the Company, to sign the necessary documents to give effect to the foregoing, the Company shall be entitled, and is hereby irrevocably and unconditionally authorised by the Executive, to execute all such documents as are required to give effect to the foregoing, on his behalf.

17.12 Each of the restrictions contained in this Clause 17 shall be read and construed independently of the others and all such restrictions are considered reasonable by the parties to this Agreement, but in the event that any such restriction shall be found or held to be void in circumstances where it would be valid if some part of it were deleted or the period, scope or distance of the application reduced, the parties to this Agreement agree that such restriction shall apply with such modification as may be necessary to make it valid and effective and that such modification shall not affect the validity of any other restriction contained in this Agreement.

18.    Grievance procedure

18.1 If the Executive wishes to obtain redress of any grievance relating to the Employment or is dissatisfied with any reprimand, suspension or other disciplinary step taken by the Company, he shall apply in writing to the Chairman of the Board, setting out the nature and details of any such grievance or dissatisfaction. Thereafter (if the matter is not resolved), the Board will deal with the matter by discussion and a majority decision of those present and voting (but without the Executive being entitled to vote on that issue) will be binding. There is no disciplinary procedure applicable to the Executive.

19.    Miscellaneous

19.1 The various provisions and sub-provisions of this Agreement are severable and if any provision or sub-provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or sub-provisions in this Agreement.

19.2 The benefit of each agreement and obligation of the Executive under this Agreement may be assigned to and enforced by all successors and assigns for the time being of the Company and its Group Companies (where applicable) and such agreements and obligations shall operate and remain binding notwithstanding the termination of this Agreement.

20.    Notices

20.1 Any notice or other document to be given under this Agreement shall be in writing and may be given personally to the Executive or to the Secretary of the Company (as the case may be) or may be sent by first class post or other fast postal service or by facsimile transmission to, in the case of the Company, the address at 39/F, PCCW Tower, TaiKoo Place, 979 King's Road, Quarry Bay, Hong Kong. Attention: Company Secretary (fax : +852 2962 5725) and in the case of the Executive either to his address shown on the face of this Agreement or to his last known place of residence.

20.2  Any such notice shall be deemed served when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours.

21.   Former Service Agreements

21.1 This Agreement shall be in substitution for any previous letters of appointment, agreements or arrangements, whether written, oral or implied, relating to the employment of the Executive.

21.2 The Executive hereby acknowledges that he has no outstanding claims of any kind against the Company.

22.   Choice of law and submission to jurisdiction

22.1 This Agreement shall be governed by and interpreted in accordance with English law.

22.2 The parties hereby submit to the jurisdiction of the Courts of England and Wales.

IN WITNESS whereof this Agreement has been executed by the parties hereto the day and year first above written.